FRANK J. HARITON * ATTORNEY-AT-LAW
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1065 Dobbs Ferry Road * White Plains * New York 10607 *
(Tel)(914)674-4373 * (Fax)(914)693-2963 * (e-mail) hariton@sprynet.com


                                                                January 31, 2012

Julie F. Rizzo, Attorney-Advisor
Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C. 20549

     Re:  Victoria Internet Services, Inc.
          Form 8-K
          Filed December 16, 2011
          File No. 333-165391

Dear Ms. Rizzo:

     As indicated to Mr. Field of your office, we anticipate filing an amendment to the above referenced Form 8-K responding to the staff's January 10, 2012 comment letter no later than February 10, 2012. If anything changes with this timetable I will advise you in writing.

                                          Very truly yours,


                                          /s/ Frank J. Hariton
                                          --------------------------------------
                                          Frank J. Hariton